Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the Morphic Holding, Inc. 2018 Stock Incentive Plan, the Morphic Holding, Inc. 2019 Equity Incentive Plan, and the Morphic Holding, Inc. 2019 Employee Stock Purchase Plan of our report dated April 12, 2019 (except for Note 15 (a), as to which the date is June 14, 2019) with respect to the consolidated financial statements of Morphic Holding, Inc. included in its Registration Statement (Form S-1), as amended (File No. 333-231837), and related Prospectus of Morphic Holding, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 26, 2019